Exhibit 4.1

DESCRIPTION OF COMMON SHARES

The following description of our Common Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Notice of Articles and Articles which are attached as exhibits to the Annual Report on Form 10-K. We are incorporated in the Province of British Columbia, Canada and are subject to the Business Corporations Act (British Columbia). The Corporation is authorized to issue an unlimited number of Common Shares without par value.

Each Common Share entitles the holder thereof to one vote at all meetings of shareholders other than meetings at which only holders of another class or series of shares are entitled to vote. Each Common Share entitles the holder thereof, subject to the prior rights of the holders of preference shares of the Corporation, if any, to receive any dividends declared by the directors of the Corporation and the remaining property and assets of the Corporation upon liquidation, dissolution or winding-up. The holders of Common Shares are not entitled to vote separately as a class or series on, or to dissent in respect of, any proposal to amend the articles of the Corporation to: (a) increase or decrease the maximum number of authorized Common Shares, or to increase the maximum number of authorized shares of a class or series ranking in priority to, or on parity with, the Common Shares; (b) effect an exchange, reclassification or cancellation of all or part of the Common Shares; or (c) create a class or series of shares ranking in priority to, or on parity with, the Common Shares.